UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2018

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Real Estate Investment Trust III, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other portfolio information is attached as Exhibit 99.2 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.2 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On December 3, 2018, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $12.02 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2018, with the exception of an adjustment to the Company’s net asset value for the acquisition and assumed loan costs related to the Company’s buyout of a joint venture partner’s equity interest in a joint venture that closed subsequent to September 30, 2018 and a reduction to the Company’s net asset value for deferred financing costs related to a portfolio revolving loan facility that closed subsequent to September 30, 2018. There have been no other material changes between September 30, 2018 and the date of this filing that would impact the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s now-terminated initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated value per share of the Company’s common stock, including the review and approval of the valuation and appraisal processes and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the conflicts committee, the Company engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation firm, to provide appraisals for 29 of the Company’s consolidated real estate properties owned as of September 30, 2018 (the “Consolidated Properties”) and an investment in an office property held through an unconsolidated joint venture as of September 30, 2018 (together with the Consolidated Properties, the “Appraised Properties”) and to provide a calculation of the range in estimated value per share of the Company’s common stock as of December 3, 2018.  Duff & Phelps based this range in estimated value per share upon (i) its appraisals of the Appraised Properties, (ii) valuations performed by KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), of the Company’s cash, other assets, mortgage debt and other liabilities, which are disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, and (iii) an adjustment to the Company’s net asset value for the acquisition and assumed loan costs related to the Company’s buyout of a joint venture partner’s equity interest in a joint venture that closed subsequent to September 30, 2018 and a reduction to the Company’s net asset value for deferred financing costs related to a portfolio revolving loan facility that closed subsequent to September 30, 2018.  The appraisal reports Duff & Phelps prepared summarized the key inputs and assumptions involved in the appraisal of each of the Appraised Properties. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.

The conflicts committee reviewed Duff & Phelps’ valuation report, which included an appraised value for each of the Appraised Properties and a summary of the estimated value of each of the Company’s other assets and the Company’s liabilities as determined by the Advisor and reviewed by Duff & Phelps. In light of the valuation report and other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee: (i) concluded that the range in estimated value per share of $11.11 to $12.94, with a mid-range value of $12.02 per share, as determined by Duff & Phelps and recommended by the Advisor, which mid-range value was based on Duff & Phelps’ appraisals of the Appraised Properties; valuations performed by the Advisor of the Company’s cash, other assets, mortgage debt and other liabilities; and an adjustment to the Company’s net asset value for the acquisition and assumed loan costs related to the Company’s buyout of a joint venture partner’s equity interest in a joint venture that closed subsequent to September 30, 2018 and a reduction to the Company’s net asset value for deferred financing costs related to a portfolio revolving loan facility that closed subsequent to September 30, 2018, was reasonable and (ii) recommended to the Company’s board of directors that it adopt $12.02 as the estimated value per share of the Company’s common stock, which estimated value per share is based on those factors discussed in (i) above. The Company’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $12.02 as the estimated value per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.
The table below sets forth the calculation of the Company’s estimated value per share as of December 3, 2018 as well as the calculation of the Company’s prior estimated value per share as of December 6, 2017. Duff & Phelps was not responsible for the determination of the estimated value per share as of December 3, 2018 or December 6, 2017, respectively.

	December 3, 2018 Estimated Value per Share	December 6, 2017 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties (2)	$23.51	$22.29	$1.22
Cash	0.44	0.25	0.19
Investment in unconsolidated joint venture	0.20	0.18	0.02
Other assets	0.29	0.12	0.17
Mortgage debt (3)	(11.81)	(10.49)	(1.32)
Advisor participation fee potential liability	(0.10)	(0.08)	(0.02)
Other liabilities	(0.46)	(0.49)	0.03
Acquisition and deferred financing costs subsequent to September 30, 2018 (4)	(0.02)	—	(0.02)
Deferred financing costs subsequent to September 30, 2017 (5)	—	(0.05)	0.05
Non-controlling interest	(0.03)	—	(0.03)
Estimated value per share	$12.02	$11.73	$0.29
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$12.02	$11.73	$0.29
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(1) The December 6, 2017 estimated value per share was based upon a calculation of the range in estimated value per share of the Company’s common stock as of December 6, 2017 by Duff & Phelps and the recommendation of the Advisor. Duff & Phelps based this range in estimated value per share upon appraisals of the Company’s real estate properties performed by Duff & Phelps; valuations performed by the Advisor with respect to the Company’s real estate under contract to sell, real estate construction-in-progress project, investment in an unconsolidated joint venture, cash, other assets, mortgage debt and other liabilities; and a reduction to the Company’s net asset value for deferred financing costs related to a portfolio loan facility that closed subsequent to September 30, 2017. For more information relating to the December 6, 2017 estimated value per share and the assumptions and methodologies used by Duff & Phelps and the Advisor, see Part II, Item 5 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC.
(2) Includes real estate construction-in-progress project as of December 6, 2017. As of September 30, 2018, the total appraised value of the Appraised Properties was $4.3 billion. The increase in the estimated value of real estate properties per share was primarily due to an increase in the appraised value of real estate properties, the increase in capital expenditures and development activity subsequent to September 30, 2017.
(3) The increase in the estimated value of mortgage debt per share was primarily due to the increase in mortgage debt outstanding.
(4) Amount includes the acquisition and assumed loan costs related to the Company’s buyout of a joint venture partner’s equity interest in a joint venture and deferred financing costs related to a portfolio revolving loan facility that closed subsequent to September 30, 2018.
(5) Amount includes deferred financing costs related to a portfolio loan facility that closed subsequent to September 30, 2017.

The increase in the Company’s estimated value per share from the previous estimate was primarily due to the items noted in the table below, which reflect the significant contributors to the increase in the estimated value per share from $11.73 to $12.02. The changes are not equal to the change in values of each asset and liability group presented in the table above due to changes in the amount of shares outstanding, additional capital investments and related financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Change in Estimated Value per Share
December 6, 2017 estimated value per share	$11.73
Changes to estimated value per share
Investments
Real estate and investment in unconsolidated joint venture	0.81
Capital expenditures on real estate	(0.64)
Total changes related to investments	0.17
Operating cash flows in excess of monthly distributions declared (1)	0.07
Acquisition and deferred financing costs (2)	(0.02)
Mortgage debt	(0.09)
Interest rate swap liability	0.22
Advisor participation fee potential liability	(0.02)
Non-controlling interest	(0.03)
Other	(0.01)
Total change in estimated value per share	$0.29
December 3, 2018 estimated value per share	$12.02
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(1) Operating cash flow reflects modified funds from operations (“MFFO”) adjusted to deduct capitalized interest expense, real estate taxes and insurance and add back the amortization of deferred financing costs. The Company computes MFFO in accordance with the definition included in the practice guideline issued by the IPA in November 2010.
(2) Amount includes the acquisition and assumed loan costs related to the Company’s buyout of a joint venture partner’s equity interest in a joint venture and deferred financing costs related to a portfolio revolving loan facility that closed subsequent to September 30, 2018.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. The estimated value per share does not take into consideration acquisition-related costs and financing costs related to any future acquisitions subsequent to December 3, 2018. As of December 3, 2018, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
The Company’s estimated value per share takes into consideration any potential liability related to a subordinated participation in cash flows the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and the Advisor estimated the fair value of this liability to be $17.6 million or $0.10 per share as of the valuation date, and included the impact of this liability in its calculation of the Company’s estimated value per share.

Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated value per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
Duff & Phelps(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise each of the Appraised Properties and to provide a calculation of the range in estimated value per share of the Company’s common stock as of December 3, 2018. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company will pay to Duff & Phelps is based on the scope of work and not on the appraised values of the Appraised Properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Duff & Phelps collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Duff & Phelps obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Duff & Phelps reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
In conducting its investigation and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps, Duff & Phelps assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. Duff & Phelps relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that the Company or the joint venture through which the property was held had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Duff & Phelps’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Duff & Phelps’ analyses and conclusions. Duff & Phelps’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values.
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(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to prepare appraisal reports for each of the Appraised Properties and to provide a calculation of the range in estimated value per share of the Company’s common stock and Duff & Phelps will receive fees upon the delivery of such reports and the calculation of the range in estimated value per share of the Company’s common stock. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company’s affiliates and have received fees in connection with such services. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal report.

Although Duff & Phelps considered any comments to its appraisal reports received from the Company or the Advisor, the appraised values of the Appraised Properties were determined by Duff & Phelps. The appraisal reports for the Appraised Properties are addressed solely to the Company to assist in the calculation of the range in estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Duff & Phelps did not solicit third-party indications of interest for the Appraised Properties. In preparing its appraisal reports and in calculating the range in estimated value per share of the Company’s common stock, Duff & Phelps did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ appraisal reports. All of the Duff & Phelps appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation - Consolidated Properties
Duff & Phelps appraised each of the Consolidated Properties using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisal of each of the Consolidated Properties. Duff & Phelps calculated the discounted cash flow value of each of the Consolidated Properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the Consolidated Properties, based on recent comparable market transactions adjusted for unique properties and market-specific factors.
The Consolidated Properties consist of 27 office properties, one mixed use office/retail property and a multifamily development project held through a consolidated joint venture, which were acquired for a total purchase price of $3.2 billion, including $45.4 million of acquisition fees and acquisition expenses, and as of September 30, 2018, the Company had invested $443.4 million in capital expenses, development costs and tenant improvements in these properties. As of September 30, 2018, the total appraised value of the Consolidated Properties as provided by Duff & Phelps using the appraisal methods described above was $4.1 billion which, when compared to the total purchase price plus subsequent capital improvements through September 30, 2018 of $3.6 billion, results in an overall increase in the estimated value of these properties of approximately 13.7%.
The following table summarizes the key assumptions that Duff & Phelps used in the discounted cash flow analyses to arrive at the appraised value of the Consolidated Properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	5.50% to 8.00%	6.43%
Discount rate	6.75% to 9.50%	7.46%
Net operating income compounded annual growth rate (1)	0.43% to 10.40%	4.46%
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(1) The net operating income compounded annual growth rates (the “CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the valuation period of the property) net of expenses over the valuation period for each of the properties. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the Consolidated Properties and thus, the Company’s estimated value per share. The table below illustrates the impact on the Company’s estimated value per share if the terminal capitalization rates or discount rates Duff & Phelps used to appraise the Consolidated Properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if these terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.51	$(0.48)	$0.65	$(0.60)
Discount Rate	0.39	(0.38)	0.58	(0.57)

Finally, a 1% increase in the appraised value of the Consolidated Properties would result in an $0.21 increase in the Company’s estimated value per share and a 1% decrease in the appraised value of the Consolidated Properties would result in a decrease of $0.21 to the Company’s estimated value per share, assuming all other factors remain unchanged.
Investment in Unconsolidated Joint Venture
As of September 30, 2018, the Company held an investment in an unconsolidated joint venture, which represented a 75% equity interest in a 12-story office building and an adjacent two-story office/retail building, and the Company had a contractual right to buyout its partner in the unconsolidated joint venture based on an agreed-upon price. The total cost of the development was approximately $111.2 million and the Company’s initial capital contribution to the unconsolidated joint venture was $32.3 million. Subsequent to September 30, 2018, the Company purchased the joint venture partner’s 25% equity interest for $28.2 million. For the estimated value of the Company’s equity interest in the unconsolidated joint venture as of September 30, 2018, the Advisor used 100% of the appraised value of the real estate as of September 30, 2018, and then deducted the principal balance of the note payable assumed and cash paid for the Company’s buyout of the joint venture partner’s equity interest. The appraised value of the real estate was provided by Duff & Phelps and was calculated using a discounted cash flow analysis. As of September 30, 2018, the fair value and the carrying value of the Company’s investment in this unconsolidated joint venture was $34.7 million and $34.7 million, respectively.
Duff & Phelps relied on a 10-year discounted cash flow analysis for the final valuation of the property. The terminal capitalization rate, discount rate and CAGR used in the discounted cash flow model to arrive at the appraised value were 6.50%, 7.75% and -4.1%, respectively.
The table below illustrates the impact on the estimated value per share if the terminal capitalization rate or discount rate were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the property. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rate or discount rate for the property were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.04	$(0.01)	$0.05	$(0.02)
Discount rates	0.04	(0.01)	0.05	(0.02)
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, but do not equal the book value of the loans in accordance with GAAP. The Advisor estimated the values of the Company’s notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements.
As of September 30, 2018, the GAAP fair value and the carrying value of the Company’s notes payable were $2.1 billion and $2.1 billion, respectively. The weighted-average discount rate applied to the future estimated debt payments was approximately 4.3%. The Company’s notes payable have a weighted-average remaining term of 1.8 years.
The table below illustrates the impact on the Company’s estimated value per share if the discount rates the Advisor used to value the Company’s notes payable were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if these discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rate	$(0.04)	$0.04	$(0.04)	$0.04

Non-controlling Interest
The Company has an ownership interest in a consolidated joint venture as of September 30, 2018. As the Company consolidates this joint venture, the entire amount of the underlying assets and liabilities are reflected at their fair values in the corresponding line items of the estimated value per share calculation. As a result, the Company also must consider the fair value of any non-controlling interest liability as of September 30, 2018. In determining this fair value, the Company considered the various profit participation thresholds in the joint venture that must be measured in determining the fair value of the Company’s non-controlling interest liability. The Company used the real estate appraisal provided by Duff & Phelps and calculated the amount that the joint venture partner would receive in a hypothetical liquidation of the underlying real estate property (including all current assets and liabilities) at the current appraised value and the payoff of any related debt at its fair value, based on the profit participation thresholds contained in the joint venture agreement. The estimated payment to the joint venture partner was then reflected as the non-controlling interest liability in the Company’s calculation of its estimated value per share.
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, accrued capital expenditures, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock, as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
Participation Fee Potential Liability Calculation
In accordance with the advisory agreement with the Advisor, the Advisor is entitled to receive a participation fee equal to 15.0% of the Company’s net cash flows, whether from continuing operations, net sale proceeds or otherwise, after the Company’s stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company’s share redemption program, and (ii) an 8.0% per year cumulative, noncompounded return on such net invested capital. Net sales proceeds means the net cash proceeds realized by the Company after deduction of all expenses incurred in connection with a sale, including disposition fees paid to the Advisor. The 8.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 8.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 8.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 8.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of the Company’s stockholders to have received any minimum return in order for the Advisor to participate in the Company’s net cash flows. In fact, if the Advisor is entitled to participate in the Company’s net cash flows, the returns of the Company’s stockholders will differ, and some may be less than a 8.0% per year cumulative, noncompounded return. This fee is payable only if the Company is not listed on an exchange. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. The Advisor estimated the fair value of this liability to be $17.6 million or $0.10 per share as of the valuation date, and included the impact of this liability in its calculation of the Company’s estimated value per share.
Limitations of the Estimated Value per Share
As mentioned above, the Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s now-terminated initial public offering in meeting their customer account statement reporting obligations. The estimated value per share set forth above will first appear on the December 31, 2018 customer account statements that will be mailed in January 2019. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.

Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at the Company’s estimated value per share;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to determine the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding, all as of September 30, 2018, with the exception of an adjustment to the Company’s net asset value for the acquisition and assumed loan costs related to the Company’s buyout of a joint venture partner’s equity interest in a joint venture that closed subsequent to September 30, 2018 and a reduction to the Company’s net asset value for deferred financing costs related to a portfolio revolving loan facility that closed subsequent to September 30, 2018. The Company did not make any other adjustments to the estimated value per share subsequent to September 30, 2018, including any adjustments relating to the following, among others: (i) the issuance of common stock and the payment of related offering costs related to the Company’s dividend reinvestment plan offering; (ii) net operating income earned and distributions declared; and (iii) the redemption of shares. The value of the Company’s shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in the Company’s portfolio and the management of those assets, the real estate and finance markets and due to other factors. The Company’s estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Company’s estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. The estimated value per share does not take into consideration acquisition-related costs and financing costs related to any future acquisitions subsequent to December 3, 2018. The Company currently expects to utilize an independent valuation firm to update its estimated value per share in December 2019.
Dividend Reinvestment Plan
Pursuant to the Company’s dividend reinvestment plan, participants in the dividend reinvestment plan will acquire shares of the Company’s common stock under the plan at a price equal to 95% of the estimated value per share of the Company’s common stock. As such, commencing on the next dividend reinvestment plan purchase date, which is January 2, 2019, participants will acquire shares of the Company’s common stock under the plan at a price equal to 95% of $12.02, or $11.42 per share.
If a participant wishes to terminate participation in the Company’s dividend reinvestment plan effective for the January 2, 2019 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on December 24, 2018.
Notice of termination should be sent by facsimile to (877) 593-1115 or by mail to:

Regular Mail KBS Real Estate Investment Trust III, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Real Estate Investment Trust III, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105

Share Redemption Program
In accordance with the Company’s share redemption program, the redemption price for shares eligible for redemption is calculated based upon the updated estimated value per share.  In accordance with the Company’s share redemption program, redemptions made in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program and together with redemptions sought in connection with a stockholder’s death, “Special Redemptions”) are made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date. All other shares eligible for redemption (“ordinary redemptions”) will be made at a price per share equal to 95% of the most recent estimated value per share of the Company’s common stock as of the applicable redemption date.
The Company redeems shares on the last business day of each month.  Effective December 3, 2018, the redemption price for all stockholders will be calculated based on the December 2018 estimated value per share.  For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date.
On June 30, 2018, the Company exhausted all funds available for ordinary redemptions for 2018. Because of the limitations on the dollar value of shares that may be redeemed under the share redemption program during the calendar year, the Company has no funds available for ordinary redemptions for the December 2018 redemption date.  The annual limitation will be reset in 2019, and the Company may redeem the number of shares in 2019 that the Company could purchase with the amount of net proceeds from the sale of shares under the Company’s dividend reinvestment plan during the 2018 calendar year; provided, that once the Company has received requests for redemptions, whether in connection with Special Redemptions or otherwise, that if honored, and when combined with all prior redemptions made during the calendar year, would result in the amount of remaining funds available for the redemption of additional shares in such calendar year being $10.0 million or less, the last $10.0 million of available funds shall be reserved exclusively for Special Redemptions. The Company may increase or decrease the funding available for the redemption of shares pursuant to the share redemption program upon ten business days’ notice to the Company’s stockholders. As of November 30, 2018, the Company had a total $16.7 million of outstanding and unfulfilled ordinary redemption requests, representing 1,501,412 shares.
In addition, there are several other limitations on the Company’s ability to redeem shares under the share redemption program. The complete share redemption program document is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed with the SEC on May 9, 2018 and is available at the SEC’s website at http:/www.sec.gov.
Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share		Effective Date of Valuation	Filing with the Securities and Exchange Commission
$11.73		December 6, 2017	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2017, filed March 8, 2018
$10.63		December 9, 2016	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2016, filed March 13, 2017
$10.04		December 8, 2015	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2015, filed March 14, 2016
$9.42	(1)	December 9, 2014	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2014, filed March 9, 2015
$9.29	(1)	May 5, 2014	Supplement no. 3 to the Company’s prospectus dated April 25, 2014 (Registration No. 333-164703), filed May 6, 2014
_____________________
(1) Determined solely to be used as a component in calculating the offering prices in the Company’s now-terminated primary initial public offering.
Distributions Authorized
On December 3, 2018, the Company’s board of directors authorized distributions in the amount of $0.05416667 per share on the outstanding shares of common stock to the stockholders of record at the close of business on January 18, 2019, which the Company expects to pay in February 2019. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.

Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the Appraised Properties, with respect to Duff & Phelps, and the valuation estimates used in calculating the estimated value per share, with respect to Duff & Phelps, the Advisor and the Company, are the respective party’s best estimates as of September 30, 2018 or December 3, 2018, as applicable, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties and the estimated value per share. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Consent of Duff & Phelps, LLC
99.2	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: December 6, 2018	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer